UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2014

GUANWEI RECYCLING CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-53825	98-0669936
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Rong Qiao Economic Zone

Fuqing City

Fujian Province

People’s Republic of China

300500

(Address of principal executive offices)

Registrant’s telephone number, including area code: (86-591) 8536-6197

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act   (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act   (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 9, 2014, Guanwei Recycling Corp. (the “Company”) received notice (the “Notice”) from The NASDAQ Stock Market LLC (“Nasdaq”) that because the Company has not maintained a bid price of $1 per share for the last 30 consecutive business days, it was not in compliance with Sections 5810 of the NASDAQ Listing Rules (the “Listing Rules”).

In order to maintain its listing, the Company must regain compliance in a period of 180 calendar days. In the event the Company does not regain compliance, the Company may be eligible for additional time. To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period. If the Company meets these requirements, it will be granted an additional 180 calendar days. However, if it appears to Nasdaq that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, Nasdaq will provide notice that the Company’s securities will be subject to delisting.

The Company intends to consider all available options to regain compliance with Rule 5810 of the Listing Rules. However, there can be no assurance that the Company will be able to regain or subsequently maintain compliance with the requirements of Rule 5810 of the Listing Rules. Failure to maintain listing on Nasdaq of the Company’s common stock may have a material adverse effect on the price or liquidity of the common stock.

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SIGNATURE PAGE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 11, 2014

GUANWEI RECYCLING CORP.

By:	/s/ Min Chen
Name:	Min Chen
Title:	Chief Executive Officer